SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
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FORM 8-A/A

(Amendment No. 1)

For Registration of Certain Classes of Securities Pursuant
to Section 12(b) or 12(g) of the Securities Exchange Act of 1934
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JAMES RIVER COAL COMPANY
(Exact Name of Registrant as Specified in Its Charter)

Virginia	54-1602012
(State of incorporation or organization)	(I.R.S. Employer
Identification No.)

901 E. Byrd Street, Suite 1600 Richmond, Virginia (Address of principal executive offices)	23219 (Zip Code)
If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☐

Securities Act registration statement file number to which this form relates:	333-118190
(If applicable)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Common Stock, par value $0.01 per share Series A Participating Cumulative Preferred Stock Purchase Rights	NASDAQ Global Select Market NASDAQ Global Select Market

Securities to be registered pursuant to Section 12(g) of the Act:

Not Applicable

This Form 8-A/A is filed by James River Coal Company (the “Company”) to amend the description of the Rights to purchase the Company’s Preferred Stock, Series A as set forth in Item 1 of the Form 8-A filed by the Company on January 24, 2005, and to file the exhibit listed under Item 2 to reflect the adoption of certain amendments to the Company’s Rights Agreement between the Company and Computershare Trust Company, N.A., successor to SunTrust Bank, as Rights Agent, dated as of May 25, 2004 (the “Rights Agreement”), as amended by Amendment No. 1 to the Rights Agreement, dated as of November 3, 2006 and Amendment No. 2 to the Rights Agreement, dated as of August 2, 2007.

Item 1.             Description of Registrant’s Securities to be Registered.

On November 3, 2009, the Board of Directors of the Company amended the Rights Agreement, as amended.  Among other things, the amendment reduces, until December 5, 2010, the threshold at which a person or group becomes an “Acquiring Person” under the Rights Agreement from 20% to 4.9% of the Company’s then-outstanding shares of common stock.  The Rights Agreement, as amended, exempts shareholders whose beneficial ownership as of November 3, 2009 exceeded 4.9% of the Company’s then-outstanding shares of common stock so long as they do not acquire more than an additional 0.5% of the Company’s then-outstanding shares of common stock without the advance approval of the Company’s board of directors.

The Rights issued pursuant to the Rights Agreement are in all respects subject to and governed by the provisions of the Rights Agreement, as amended.  Copies of the Rights Agreement and the amendments thereto are available free of charge from the Company.  The foregoing description of the amendment to the Rights Agreement is qualified in its entirety by reference to the full text of the amendment, a copy of which is filed as an exhibit hereto and incorporated herein by reference.

Item 2.             Exhibits.

4.1	Amendment No. 3, dated as of November 3, 2009, to the Rights Agreement between the Company and Computershare Trust Company, N.A., successor to SunTrust Bank, as Rights Agent, dated as of May 25, 2004

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JAMES RIVER COAL COMPANY (Registrant) By: /s/ Samuel M. Hopkins II Samuel M. Hopkins II Vice President and Chief Accounting Officer

Date:  November 3, 2009